EXHIBIT 10.3
Severance Compensation Agreement
     This Severance Compensation Agreement (the “Agreement”), has been made on July 24, 2008 by Fentura Financial, Inc., a Michigan corporation (the “Company”), The State Bank, (the “Bank”) and Dennis E. Leyder, an individual (the “Executive”).
Background Statement:
     The Executive is a principal officer of the Bank and the Company and his continued services are important to the Bank, its depositors and customers, and the Company’s shareholders. The Bank and the Company believe it is in their best interests that the Executive continue to render services to the Bank and the Company if a Change in Control is threatened or occurs, free from the distractions and vexations which might result if his personal economic security is made uncertain as a result of an impending Change in Control.
     1. Definitions. The following words and phrases have the following meanings:
a)	“Cause” means (i) the willful and continuing failure by the Executive to substantially perform his duties with the Bank or the Company (other than any such failure resulting from the Executive’s death or Disability) and which is not remedied in a reasonable period of time after receipt by Executive of written notice from the Bank specifying the duties the Executive has failed to perform, or (ii) the willful and continued engaging by Executive in gross misconduct that is materially injurious to the Bank or the Company and which is not ceased within a reasonable period of time after receipt by Executive of written notice from the Bank specifying the misconduct and the injury, or (iii) an adjudication of the Executive’s guilt of any crime involving a serious and substantial breach of the Executive’s fiduciary duties to the Bank. No act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Bank or the Company.

b)	“Change in Control” means (i) the acquisition, directly, indirectly and/or beneficially, by any person or group, of more than fifty percent (50%) of the voting securities of the Company or the Bank, (ii) the occurrence of any event at any time during any two (2) year period which results in a majority of the Board of Directors of the Company or the Bank being comprised of individuals who were not members of such Board at the commencement of that two (2) year period (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s or the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of the office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board, (iii) a sale of all or substantially all of the assets of the Company or the Bank to another entity, or (iv) a merger or reorganization of the Company or the Bank with another entity.

c)	“Compensation” means with respect to the period under consideration, the aggregate of all amounts paid by the Company and the Bank to and includable in the Executive’s earnings as base salary, bonuses, commissions, fees and any other compensation, but excluding contributions made to any welfare and pension benefit plans by the Bank and/or Company at its or their sole expense.

d)	“Disability” means any physical or mental impairment which meets the definition of disability found in the long-term or short-term disability policy insuring the Executive at the time disability is alleged or if no such policy is in effect at that time, any physical or mental impairment that, on the basis of qualified medical opinion of three (3) medical doctors, has rendered Executive wholly and permanently unable to engage in the regular and continuous occupation or employment for remuneration or profit of a nature similar to his employment with the Bank for a period of six (6) consecutive months or more.

e)	“Good Reason” means any of the following, as determined by the Executive in his discretion: (i) a material diminution of the Executive’s duties, responsibilities, or authority with the Bank or the Company immediately prior to a Change in Control, or a change adverse to Executive in Executive’s reporting responsibilities, titles, terms of employment (including bonus, compensation, fringe benefits and vacation entitlement) or (ii) the Bank or the Company requiring Executive to be based anywhere other than within fifty (50) miles of his present office location, or (iii) a material breach of this Agreement including the failure by the Company to obtain the assumption of this Agreement as contemplated in Section 6 hereof. Upon the occurrence of any event referenced above, Executive shall, within ninety (90) of any occurrence, provide the Bank and the Company notice of the existence of the condition. Upon receiving notice, the Bank and the Company shall have no more than thirty (30) days to remedy the condition. Executive shall have two years from the date of the initial existence of a violation of one of the above events to terminate his employment under this section.
     2. Income Protection Benefits. If the Executive is an employee of the Bank or the Company when a Change in Control occurs, and the Executive’s employment with the Bank, the Company and all affiliates of the Company is thereafter terminated without Cause, or by the Executive for Good Reason, then:
a)	The Company and the Bank shall pay to the Executive, in a lump sum in cash within 30 days after the date of termination of employment the aggregate of the following amounts:
i)	that portion of the Executive’s annual base salary and director’s fees through the date of termination not theretofore paid, and

ii)	the product of (x) the sum of all commissions and bonuses of any kind paid or payable to Executive in the calendar year immediately preceding the year in which termination of employment occurs multiplied by (y) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination, and the denominator of which is 365, and

iii)	a separate lump-sum amount equal to 2 times the sum of the highest amount of the Executive’s annual Compensation in the five calendar years immediately preceding Executive’s termination.

iv)	any compensation previously deferred by the Executive (together with any accrued interest o earnings thereon), and

v)	any accrued vacation pay.
b)	The Executive shall have the right within 90 days following termination of employment to exercise any stock options awarded him prior to the termination of his employment.

c)	The Bank and/or the Company shall provide to the Executive, at its expense, hospital and medical insurance coverage of the same or equivalent scope as he was covered by immediately prior to termination of his employment for a period of 4 years after Executive’s termination of employment. If, however, the Bank or the Company determines that such continued coverage would be taxable as includible in income, the Bank or the Company, within 30 days after the date of termination of employment, shall provide to Executive a lump sum payment equal to the value 4 years of continued hospital and medical insurance coverage of the same or equivalent scope as Executive was covered by immediately prior to termination of his employment.
     3. Maximum Benefits upon Change in Control. If the Bank’s usual certified public accountants determine that any payment by the Bank or the Company to or for the benefit of the Executive (whether paid or payable pursuant to the terms of this Agreement or otherwise) (the “Payment”) would be nondeductible by the Bank or the Company for Federal Income Tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code), then the aggregate present value of amounts payable to or for the benefit of the Executive pursuant to this Agreement (the “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” means an amount expressed in present value, determined in accordance with Section 280G(d)(4) of the Code, which maximizes the present value of all Agreement Payments without causing any Payment to be nondeductible by the Bank or the Company because of Section 280G of the Code.
     4. Term. Unless earlier terminated by mutual agreement of the Company and the Executive, this Agreement shall terminate upon the earliest of (a) the termination of the Executive’s employment with the Bank and the Company for any reason prior to a Change in Control; or (b) five (5) years from the date of a Change in Control. Obligations under Section 2 of this Agreement created prior to termination shall survive termination.
     5. Termination Prior To Change in Control. Notwithstanding anything in this agreement to the contrary, if a Change in Control occurs and (i) if the Executive’s employment with the Company or the Bank is terminated prior to the date on which Change in Control occurs, and if the termination of employment (a) was at the request or suggestion of a 3rd party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control, or (ii) Executive has terminated his employment with Company and/or Bank for Good Reason prior to Change in Control, then Executive shall be entitled to the Income Protection Benefits and all other rights and privileges provided by this Agreement.
     6. Successors, Binding Agreements.
a)	Any purchaser, successor or assign (whether direct or indirect), to or of all, substantially all, or any material part of the business, properties and assets of the Bank and/or the Company shall be bound by the terms of this Agreement, and the Bank and the Company shall require any such purchaser, successor or assign, by agreement in form and substance satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

b)	The Bank and the Company each hereby guarantee the timely payment and performance, when due, of the other’s obligations under this Agreement.

c)	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees.
     7. Exemption from Section 409A. The Agreement and transactions under this Agreement are intended to be structured in accordance with applicable laws, rules and regulations including, but not limited to, the short-term deferral exemption under Section 409A of the Internal Revenue Code and any applicable regulations thereunder.
     8. Notices. Notices under this Agreement shall be in writing and shall be deemed given when hand delivered or three (3) days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company	Fentura Financial, Inc.
or the Bank:	175 N. Leroy St.
PO Box 725
Fenton, MI 48430-0725

If to the Executive:	Mr. Dennis E. Leyder
16184 Pine Lake Forest Drive
Linden, MI 48451
     or to such other address as either party may designate.
     9. At Will Employment Preserved. This Agreement is intended only to provide an economic benefit for Executive if his employment with the Bank or the Company is terminated under the circumstances described herein. Even though this economic benefit may be payable, Executive’s employment with the Bank and the Company shall continue to be “at will,” and the Bank, the Company or the Executive may terminate Executive’s employment with the Bank or the Company at any time, with or without cause. Further, the existence of this Agreement and the economic benefits herein provided shall not contradict, override, supersede or in any way detract from or affect the “at will” employment status of any other employee of the Bank or the Company. The employment terms set forth in the Bank’s employee handbook or employee manual, as they may be in effect from time to time, shall control.
     10. Miscellaneous.
a)	Modification; Waiver. This Agreement may be modified, waived or discharged only in, and limited to the extent specifically set forth in, a written document signed by the Executive and the Company.

b)	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

c)	Governing Law. This Agreement shall be governed in all respects according to the laws of the State of Michigan.

d)	Entire Agreement. This Agreement contains the entire understanding of the parties concerning the Executive’s severance compensation opportunities. This Agreement supersedes and controls over the Executive’s March 9, 2006, Severance Compensation Agreement with the Company and the Bank. This Agreement does not supersede Executive’s Fentura Financial, Inc. Confidentiality and Shareholder Protection Agreement dated July 15, 2003.

COMPANY: Fentura Financial, Inc., a Michigan corporation
By:	/s/ Forrest A. Shook
Forrest A. Shook, Chairman

BANK: The State Bank
By:	/s/ Brian P. Petty
Brian P. Petty, Chairman

EXECUTIVE:
/s/ Dennis E. Leyder
Dennis E. Leyder